Exhibit 99.1
BBVA Compass appoints Jonathan Pennington as
corporate controller

◦	Pennington assumes position after Kirk Pressley tapped to be chief financial officer

◦	He has gained a depth of experience and knowledge in his 14 years with the bank

BIRMINGHAM, Ala. - BBVA Compass announced today that Jonathan Pennington has been named corporate controller, taking over the position after Kirk Pressley was tapped to become the bank’s new chief financial officer.

Pennington most recently served as the bank’s director of line of business controllers and special projects for nearly two years. In his new role, he will be responsible for managing the activities of the bank’s Accounting Department, including accounting operations, accounts payable, accounting policy, fixed assets and internal controls. He is also responsible for financial reporting, which includes internal management reporting and regulatory and U.S. Securities and Exchange Commission reporting.

“Jonathan is well positioned to step into the role of controller,” said Chief Financial Officer Kirk Pressley. “The position is rigorous and requires unusual breadth and depth. Jonathan has both and will play an important role as BBVA Compass looks toward the future.”

Pennington has been with BBVA Compass for 14 years, serving in various roles, including as director of accounting policy, manager of SEC Reporting and senior accountant. His responsibilities spanned policy, SEC reporting, special projects and mergers and acquisitions activities.

He is a graduate of Birmingham-Southern College and active in several industry organizations, including the Alabama State Board of Public Accountancy and the American Institute of Certified Public Accountants.

Pennington will reside in Birmingham, Ala.

Contact details:
Christina Anderson
Corporate Communications
Tel. 205.524.5214
christina.anderson@bbva.com
Follow @BBVACompassNews on Twitter

About BBVA Group

Europe
Belgium / France / Germany / Italy / Portugal / Russia / Spain / Switzerland / Turkey / U.K.
North America
Mexico / USA
Asia - Pacific
Australia / China / Hong Kong / India / Indonesia / Japan / Singapore / South Korea / Taiwan / UAE
South America
Argentina / Bolivia / Brazil / Chile / Colombia / Paraguay / Peru / Uruguay / Venezuela

| $791 | 51 | 31 | 7,371 | 22,104 | 108,770 |
|---|---|---|---|---|---|
| billion in total assets | million customers | countries | branches | ATMs | employees |

BBVA Compass is a subsidiary of BBVA Compass Bancshares Inc., a wholly owned subsidiary of BBVA (NYSE: BBVA) (MAD: BBVA). BBVA is a customer-centric global financial services group founded in 1857. The Group has a solid position in Spain, is the largest financial institution in Mexico and has leading franchises in South America and the Sunbelt region of the United States. Its diversified business is geared toward high-growth markets and relies on technology as a key sustainable competitive advantage. Corporate responsibility is at the core of its business model. BBVA fosters financial education and inclusion, and supports scientific research and culture. It operates with the highest integrity, a long-term vision and applies the best practices. The Group is present in the main sustainability indexes. More information about the BBVA Group can be found at www.bbva.com.

About BBVA Compass

BBVA Compass is a Sunbelt-based financial institution that operates 672 branches, including 341 in Texas, 89 in Alabama, 77 in Arizona, 62 in California, 45 in Florida, 38 in Colorado and 20 in New Mexico, and commercial and private client offices throughout the U.S. BBVA Compass ranks among the top 25 largest U.S. commercial banks based on deposit market share and ranks among the largest banks in Alabama (2nd), Texas (4th) and Arizona (5th). BBVA Compass earned the top ranking with customers in American Banker’s 2014 annual reputation survey of the top 25 largest U.S. retail banks. It also has been recognized as one of the leading small business lenders by the Small Business Administration and in 2014 ranked 12th nationally in total SBA loan volume. Additional information about BBVA Compass can be found at www.bbvacompass.com, by following @BBVACompassNews on Twitter or visiting newsroom.bbvacompass.com.

Editor's Note:
BBVA Compass is a trade name of Compass Bank.